EXHIBIT 10.2
LEASE MANAGEMENT AGREEMENT AND PURCHASE OPTION

This Agreement is made as of the 15 day of September, 2006, between LATINAMERICA BROADCASTING INC., a California corporation (“LATTV”) and FUEGO ENTERTAINMENT MEDIA GROUP, LLC (“FUEGO”).

WHEREAS, under the terms of a Lease Management Agreement and Purchase Option dated January 10, 2005., LATTV holds a lease for the operation of LPTV Station W25DN in San Juan, Puerto Rico, LPTV station W36DB in Ponce, Puerto Rico and LPTV station W51DJ in Mayaguez, Puerto Rico (collectively the “Stations”); and

WHEREAS, FUEGO desires to avail itself of the Stations’ broadcast time for the presentation of its programming service, including the sale of advertising time; and

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto have agreed and do agree as follows:

1. Facilities. LATTV agrees to make the broadcasting facilities available to FUEGO and to allow FUEGO to broadcast on the Stations, or cause to be broadcast, FUEGO’s programs (“FUEGO’s Programming Service”).

2. Term. This Agreement shall be for a term of twenty-one (21) months commencing on October 1, 2006 and shall continue until 11:50 pm on June 30, 2008.

3. Lease Payments.

(a) Payment Amounts:  FUEGO hereby agrees to pay LATTV a “Monthly LMA Fee” of $29,500 per month, which payments shall commence on October 1, 2006.

(b) Due Dates for Payments: The Monthly LMA Fee is due and payable in full on the third day of each month. If LATTV does not receive the Monthly LMA Fee by the fifth day of each month, LATTV shall send by facsimile written notice of non-payment to FUEGO.

(c) LATTV’s Remedies: If within ten (10) days from the date on which LATTV’s facsimile is received by FUEGO, LATTV does not receive payment of the overdue Monthly LMA Fee, LATTV may declare this Agreement to be in default. In the event FUEGO is declared by the LATTV to be in default of this Agreement, LATTV may declare FUEGO’s option to purchase the Station (the “Option”) terminated and the Option Payment forfeited, and LATTV may declare this Agreement terminated and cease broadcasting FUEGO’s Programming Service.

(d)  FUEGO’s Remedies:  The occurrence and continuation of any of the following will be deemed an Event of Default by LATTV under this Agreement: (i) LATTV fails to perform any of its covenants, warranties, or agreements contained in this Agreement in any material respect; or (ii) LATTV breaches any representation or warranty made by it under this Agreement in any material respect. LATTV shall have ten (10) days from the date on which it receives written notice specifying the Event of Default to cure such Event of Default. If the Event of Default cannot be cured by LATTV within such time period, FUEGO may terminate this Agreement, effective immediately upon written notice to LATTV, with no further liability to LATTV. In such event, FUEGO’s sole remedy upon such termination shall be the refund of the Option Payment and the return of that portion of the Monthly LMA Fee which has not been earned on a pro rata basis.

4. Broadcast in Entirety; Lease Payment Abatement. LATTV agrees to broadcast FUEGO’s Programming Service in its entirety without any editing, delay, addition, alteration or deletion, including, without limitation, all network identifications, all promotional material, all copyright notices, all credits and billings, and any other proprietary material of any kind or nature included therein. LATTV shall not be required to accept such of FUEGO’s Programming Service the content of which it finds objectionable or contrary to the public interest or obligations of an FCC licensee. The Monthly LMA Fee shall be abated to the extent the condition of the Stations and/or its equipment prevents FUEGO’s use of the Stations and to the extent of any of FUEGO’s programming is preempted, rejected or not transmitted as a result of a decision not to broadcast, by LATTV under paragraph 8 below.

5. Deposit. On or before October 1, 2006, FUEGO shall deliver to LATTV a deposit (the “Deposit”) of Fifty-Nine Thousand Dollars ($59,000.00), which shall be held by LATTV and applied to the first and last month’s LMA Fee payments under this Agreement.

6. Operation and Maintenance. LATTV shall be solely responsible for the operation and maintenance of the Stations and all of its component broadcast equipment, connections to the broadcast tower, and compliance with all rules and regulations of the Federal Communications Commission (“FCC”) and applicable provisions of the Communications Act of 1934, as amended (“Act”) applicable to the Stations, including but not limited to those set forth explicitly or by reference in the License. LATTV shall not be responsible for installing or maintaining any form of studio to transmitter link or station feed.

7. Programs. FUEGO shall furnish or cause to be furnished the artistic personnel and material for the programs as provided by this Agreement and it shall make commercially reasonable efforts to ensure that all programs shall be in accordance with FCC requirements, and that all advertising spots and promotional material or announcements shall comply with all applicable federal, state, and local regulations and policies.

8. Station Facilities: Operation of Station. Throughout the term of this Agreement, LATTV shall make the Stations available to FUEGO for operation twenty-four hours a day, seven days a week. LATTV represents, warrants and guarantees that the Stations shall be capable of transmitting FUEGO’s Programming at all times; that all equipment required for the regular and reliable broadcast operation of the Stations is present and is in good working order. There is no additional device, item, connection, power source, or equipment required in order for the Stations to operate at full power and to function as required hereby.

9. Responsibility for Employees and Expenses. FUEGO shall employ and be responsible for the salaries, taxes, insurance, and related costs for all personnel used in the production of its programming (including salespeople, traffic personnel, board operators, and programming staff). LATTV shall provide personnel as required under the rules, regulations and policies of the FCC and will be responsible for the salaries, taxes, insurance and related costs for all the personnel used by LATTV for the operation of the Stations. Whenever on the Stations’ premises, all of FUEGO’s personnel shall be subject to the supervision and the direction of personnel involved in the operation of the Stations in compliance with FCC regulations. FUEGO shall pay for all fees to ASCAP, BMI, and SESAC, and for any other copyright fees attributable to its programming broadcast on the Stations. At its sole cost and expense, LATTV shall provide a broadcast engineer and shall be solely responsible for the maintenance, repair, and, where reasonably required, the replacement of the Stations’ transmitter, antenna system, electrical system and cables, so that the Stations transmit FUEGO’s programming at full power twenty-four hours per day, seven days per week without interruption or deterioration of signal. FUEGO shall be responsible for acquiring and maintaining studios, should FUEGO desire to have studios, and FUEGO shall be responsible for acquiring and maintaining stations to transmitter links from such studios, should such links be desired by FUEGO. LATTV shall be responsible for the tower rents and the Stations’ electric bills, including electricity consumed in operating the transmitter and all other equipment.

10. Advertising and Programming Revenues. FUEGO shall retain all revenues for the sale of advertising time on the programs it delivers to the Stations and may sell such advertising in combination with the sale of advertising on any other broadcasting station of its choosing.

11. Operation of Station. Notwithstanding anything to the contrary in this Agreement, LATTV shall have full authority and power over the operation of the Stations during the term of this Agreement. LATTV shall retain control, to be reasonably exercised, over the policies, programming and operations of the Stations, including, without limitation, the right to decide whether to accept or reject any programming or advertisements; the right to preempt any programs in order to broadcast a program deemed to be by LATTV of greater national, regional, or local interest; and the right to take any other actions necessary for compliance with the laws of the United States, the Commonwealth of Puerto Rico, the rules, regulations, and policies of the FCC (including the prohibition on unauthorized transfers of control) and rules, regulations and policies of other federal governmental authorities, including the Federal Trade Commission and the Department of Justice. LATTV shall at all times be solely responsible for meeting all of the FCC’s requirements for maintaining the political inspection files. FUEGO shall, upon request, provide information to enable LATTV to prepare records, reports, and logs required by the FCC or other local, state, or federal government agencies. Nothing in the Agreement is intended, nor shall be deemed to, constitute a transfer of control of the Stations to FUEGO.

12. Force Majeure. Any failure or impairment of the Stations’ facilities or any delay or interruption in broadcasting programs, or the failure at any time to furnish facilities, in whole or in part, for broadcasting, due to acts of God, strikes, or threats thereof, force majeure, or to causes beyond the control of LATTV, shall not constitute a breach of this Agreement, and LATTV will not be liable to FUEGO except that the Monthly LMA Fee to LATTV shall be abated during the term of any such failure, impairment, or interruption. In the event that the FCC revokes or terminates the licenses for the Stations for any reason, this Agreement shall terminate and neither party shall have any claim against or any liability to the other party as a result of the termination or revocation of the Stations’ licenses except that the remainder of the Deposit shall be promptly returned to FUEGO.

13. Right to Use the Programs. The right to use the programs produced or broadcast by FUEGO and to authorize their use in any manner and in any media whatsoever shall be, and remain, vested in FUEGO.

14. Payola. FUEGO agrees that it will not accept any compensation of any kind of gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, materials, supplies, or other merchandise, services, or labor, whether or not pursuant to written contracts or agreements between FUEGO and merchants or advertisers, unless the payer is identified in the program as having paid for or furnished such consideration in accordance with FCC requirements.

 15. Option to Acquire.

15.1 Purchase Option. On or before October 1, 2006, FUEGO may purchase, by paying to LATTV the sum of Seventy-Six Thousand Dollars ($76,000.00) (the “Option Payment”), an option to acquire all of the permits, licenses, leases, equipment, and other assets of the Stations (“the Purchase Option”) for the purchase price of Three Million Eight Hundred Thousand Dollars ($3,800,000.00) (the “Option Purchase Price”), inclusive of the Option Payment. Provided FUEGO is not in breach of this Agreement, FUEGO may exercise the Purchase Option at any time prior to September 30, 2007, on which date at 11:30pm the Purchase Option shall expire (the “Option Expiration Date”).

15.2 Exercise of Option. FUEGO shall exercise its Option to purchase the Stations by providing written notice to LATTV of its election to exercise its Option no later than sixty (60) days prior to the Option Expiration Date. At the time of written notice of its election to exercise its Option, FUEGO shall pay to LATTV the sum of Seven Hundred Sixty Thousand Dollars ($760,000) (the “Option Exercise Deposit”) FUEGO shall also, at the time of written notice of its election to exercise its Option, provide LATTV with a bank letter of credit or other evidence acceptable to LATTV of FUEGO’s ability to pay the remainder of the Option Purchase Price. The Option Exercise Deposit shall be placed in an escrow account to be applied to the Option Purchase Price at Closing. In the event that FUEGO does not exercise its Purchase Option, then the Option Payment shall be retained by LATTV. In the event that FUEGO exercises its Purchase Option, and the FCC refuses to consent to assignment of the Stations to FUEGO, FUEGO’s Option Payment and Option Exercise Deposit shall be refunded. In the event that FUEGO exercises its Purchase Option and fails to close for any reason other than the required FCC consent or the inability of LATTV to perform its duties as set forth in paragraph 15.5 of this Agreement, then the Option Exercise Deposit shall be returned to FUEGO but the Option Payment shall be retained by LATTV.

15.3 Assets to be Transferred. In the event FUEGO exercises the Purchase Option, at Closing, LATTV shall assign, or cause to be assigned, to FUEGO, all of the following assets of the Stations on the Closing Date:

(a)Station Licenses. All licenses, permits and authorizations issued or granted by the Commission for the operation of or used in connection with the operation of the Stations (collectively, “Commission Authorizations”):

(b) Leased Real Property. The leasehold estate comprising the tower sites and transmitter storage locations (“Tower Leases”) for the Stations located and identified as follows:
1.) Mayaquez: Mountain Union, FCC Identifier 1220141
2.) San Juan: Global Tower, FCC identifier 1213684
3.) Ponce: Crown Castle, FCC identifier 1202505

(c) Tangible Personal Property. All of LATTV’s rights in and to the fixed and tangible personal property used in the operation of the Stations, including the physical assets, together with replacements thereof, and additions and alterations thereto, made between the date hereof and the Closing Date.

(d) Liabilities Assumed by FUEGO. As further consideration for the transfer of the Assets to FUEGO, FUEGO agrees, upon the terms and subject to the conditions set forth herein, to assume, at the Closing, and thereafter to pay, perform and discharge the Tower Leases. FUEGO shall assume no other liabilities.

All the assets and properties being transferred to FUEGO pursuant to this Agreement are collectively referred to herein as the “Assets”.

15.4 Closing; Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place (i) at 5120 Woodway, Suite 10025, Houston, Texas on the first Tuesday after final approval by the Commission of assignment of the Stations licenses to FUEGO; or (ii) at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing is required to take place is herein referred to as the “Closing Date”. At the Closing, subject to the satisfaction or waiver of the conditions to its obligations set forth in this Agreement, each of the parties hereto shall make the following deliveries or such deliveries in substitution therefor as are satisfactory to the indicated recipient:

(a) Deliveries by LATTV.

(1)LATTV shall deliver to FUEGO a Bill of Sale substantially in the form of Exhibit 1 (the “Bill of Sale”). - to come

(2)LATTV shall deliver possession of the Assets to FUEGO.

(b) Deliveries by FUEGO. FUEGO shall deliver to LATTV the Option Purchase Price.

15.5Warranties of LATTV. LATTV represents and warrants to FUEGO that:

(a) Corporate Organization. LATTV is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

(b) Authority Relative to this Agreement. LATTV has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the approvals of the FCC required for the assignment of the Commission Authorizations and the assignment of the Tower Leases.

(c) Exclusive Operation of Station. LATTV has a valid option to acquire the authorized licenses for the Stations, which licenses were issued by the Commission.

(d) Title to Assets. LATTV has the option to become the owner of, and will have good and indefeasible title to, all the Assets, free and clear of all encumbrances, subject to obtaining the required consents of the FCC. Upon transfer of the Assets to FUEGO, pursuant to this Agreement, FUEGO will have good and indefeasible title to all the Assets, free and clear of all encumbrances subject to obtaining the required consents of the FCC and the consents of the respective landlords regarding the Tower Leases.

(e) Sufficiency and Condition of Assets. All the Assets will be on the Closing Date, in the case of tangible assets and properties, in the same operating condition and repair (ordinary wear and tear excepted) as they are on the date of this Agreement and have been maintained in accordance with sound engineering practice.

(f) Brokerage Fees. Neither LATTV nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby. LATTV shall indemnify and hold harmless FUEGO from and against any and all losses, claims, damages and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder’s fee, brokerage commission or similar payment in connection with any transaction contemplated hereby asserted by any person on the basis of any act or statement made or alleged to have been made by LATTV or any of its affiliates.

15.6 Warranties of FUEGO. FUEGO represents and warrants to LATTV.

(a) Corporate Organization. FUEGO is a limited liability company duly organized, validly existing and in good standing under the laws of the State of ___________.

(b) Authority Relative to This Agreement. FUEGO has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. FUEGO has reviewed all requirements of the FCC for transferees and assignees of FCC broadcast licenses and is aware of no basis on which the FCC could or would reject the application to transfer the Commission Authorizations to FUEGO.

(c) Brokerage Fees. Neither FUEGO nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby. FUEGO shall indemnify and hold harmless LATTV from and against any and all losses, claims, damages and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder-‘s fee, brokerage commission or similar payment in connection with any transaction contemplated hereby asserted by any person on the basis of any act or statement made or alleged to have been made by FUEGO or any of its affiliates.

15.7 Additional Agreements.

(a) Third Party Consents. LATTV and FUEGO shall use their best efforts to obtain all consents, approvals, orders, authorizations, and waivers of, and to effect all declarations, filings, and registrations with, all third parties (including Governmental Entities) that are necessary, required, or deemed by FUEGO to be desirable to enable LATTV to transfer the Assets to FUEGO as contemplated by this Agreement and to otherwise consummate the transactions contemplated hereby.

(b) Best Efforts. Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws to consummate the transactions contemplated by this Agreement.

16. Indemnification; Warranty. FUEGO will indemnify and hold LATTV harmless against all liability, including all legal fees, for libel, slander, illegal competition or trade practice, infringement of trade marks, trade names, or program titles, violation of rights of privacy, infringement of copyrights and proprietary rights and monetary sanctions imposed by the FCC pertaining to violations of FCC rules, regulations and policies resulting from the broadcast of programming furnished by FUEGO. LATTV reserves the right to refuse to broadcast any program containing matter which is, or in the reasonable opinion of the LATTV may be, or which a third party claims to be, violative of any right of theirs or which may constitute a personal attack as the term is defined by the FCC. FUEGO’s obligation to hold LATTV harmless against the liabilities specified above shall survive any termination of this Agreement. LATTV shall indemnify, defend, and hold FUEGO harmless against all liability, including all legal fees, including but not limited to those relating to copyright infringement, libel, slander, defamation or invasion of privacy, arising out of: (i) LATTV’s broadcast or programs other than those provided by FUEGO on the Station; or (ii) any misrepresentation or breach of any covenant, warranty, or agreement of LATTV in this Agreement.

17.  Events of Default: Cure Periods and Remedies. The following shall, after the expiration of the applicable cure periods, constitute Events of Default under the Agreement and shall result in the termination of this Agreement:

(a) Non-Payment. FUEGO’s failure to timely pay, to LATTV, the Monthly LMA Fee provided for in Paragraph 2 hereof;

(b) Default in Covenants or Adverse Legal Action. The default by either party hereto in the material observance or performance of any material covenant, condition or agreement contained herein, or if either party shall (a) make a general assignment for the benefit of creditors, or (b) files or has filed against it a petition for bankruptcy, for reorganization or an arrangement, or for the appointment of a receiver.

(c) Cure Periods. An Event of Default shall not be deemed to have occurred until ten (10) business days after the nondefaulting party has provided the defaulting party with written notice specifying the event or events that if not cured would constitute an Event of Default and specifying the actions necessary to cure within such period.

18. Notice.  All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by prepaid overnight courier service, (iv) sent by telecopy or facsimile transmission, (v) sent by electronic mail, with confirmation of receipt, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

If to LATTV: Latin America Broadcasting, Inc.
Attn: W. C. Springstead
5120 Woodway
Suite 10025
Houston Texas, 77056
Fax: 713-840-0345
Email: rspringstead@lattv.com

If to FUEGO: Fuego Entertainment Media Group, LLC
Attn: Hugo Cancio
19250 NW 89th Court
Miami, Florida, 33018
Office: 305 829-3337
Fax: 305-829-3347

18. Assignment. This Agreement shall be binding upon and inure to the .benefit of the parties hereto, their successors and permitted assigns. Notwithstanding the foregoing, neither LATTV nor FUEGO may assign this Agreement without the prior written consent of the other party.

19. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the state of Texas applicable to contracts entered into and performed in said state and without regard to choice of law principles.

20. Subject to Laws; Invalidity. The obligations of the parties under this Agreement are subject to FCC requirements, the Act, and other applicable laws. The parties acknowledge that this Agreement is intended to comply with FCC requirements. However, in the event that the FCC determines that the continued performance of this Agreement is in violation of FCC requirements, each party will use its commercially reasonable efforts to comply with FCC requirements or will in good faith contest or seek to reverse any such action or agree on the terms of a revision to this Agreement, in each case, on a time schedule sufficient to meet FCC requirements and so long as the fundamental nature of the business arrangement between the parties evidenced by this Agreement is maintained. If any provision of this Agreement is otherwise held to be illegal, invalid, or unenforceable under present or future laws, then such provision shall be fully severable, this Agreement shall be construed and enforced as if such provision had never comprised a part thereof, and the remaining provisions shall remain in full force and effect, in each case so long as the fundamental nature of the business relationship of the parties has been maintained.

22. Entire Agreement. This Agreement embodies the entire understanding among the parties with respect to the subject matter hereof, and supersedes any prior of contemporaneous written or oral agreements between the parties regarding such subject matter.

23. Relationship of Parties. LATTV and FUEGO are not, and shall not be deemed to be, agents, partners, or representatives of each other.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LATTV:              LATIN AMERICA BROADCASTING, INC.
A California Corporation

By: /s/ W.C. Springstead
W.C. Springstead
Title: President & CEO
FUEGO:
FUEGO ENTERTAINMENTMEDIAGROP, LLC

By: /s/ Hugo M Cancio
Hugo M Cancio
Title: President & CEO